CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH "[*]".

CONTRACT TO PURCHASE [*] SPARE ENGINES AND QEC KITS

BETWEEN

INTERNATIONAL AERO ENGINES, LLC

AND

WILLIS LEASE FINANCE CORPORATION,
FOR ITSELF AND AS SERVICER

DATED JUNE 19, 2024

This document contains proprietary information of International Aero Engines, LLC ("IAE LLC"). IAE LLC offers the information contained in this document on the condition that you not disclose or reproduce the information to or for the benefit of any third party without IAE LLC's written consent. Neither receipt nor possession of this document, from any source, constitutes IAE LLC's permission. Possessing, using, copying or disclosing this document to or for the benefit of any third party without IAE LLC's written consent may result in criminal and/or civil liability.

This document does not contain any export regulated technical data.

NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

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TABLE OF CONTENTS

1. DEFINITIONS....... 3

2. SPARE ENGINE PURCHASE, PRICE AND PAYMENT....... 4

3. ENGINE [*]....... 7

4. WARRANTIES, AND SERVICE POLICIES....... 7

5. RESERVED....... 8

6. SALE AND PART OUT....... 8

7. EVENTS OF DEFAULT AND TERMINATION....... 9

8. COMPLIANCE WITH LAW, GOVERNING LAW AND FORUM....... 10

9. MISCELLANEOUS....... 13

LIST OF APPENDICES

Error! Reference source not found.	[*] Engine Model Specification
Error! Reference source not found.	Delivery Schedule and Pricing
Error! Reference source not found.	[*] Engine and Parts Service Policy
Error! Reference source not found.	Reserved
Error! Reference source not found.	QEC KIT
Appendix 6	QEC Excluded Parts
Appendix 7A	Forms of Warranty Bill of Sale
Appendix 7B	Forms of Warranty Bill of Sale QEC
Appendix 8	List of Permitted Affiliates

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NOTE: Certain Confidential Information in this document (indicated by [*]) has been omitted because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

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THIS CONTRACT is made this 19th day of June, 2024 (this "Contract"),

BETWEEN

INTERNATIONAL AERO ENGINES, LLC, a limited liability company organized and existing under the laws of Delaware, with a place of business located at 400 Main Street, East Hartford, Connecticut 06118, United States of America (hereinafter called "IAE LLC"); and

WILLIS LEASE FINANCE CORPORATION, a corporation organized and existing under the laws of the State of Delaware, with a place of business located at 4700 Lyons Technology Parkway, Coconut Creek, Florida 33073, United States of America (for itself and in its capacity as Servicer on behalf of the Permitted Affiliates (as defined below), hereinafter called "Willis").

IAE LLC and Willis hereinafter are referred to individually as a "Party" and collectively as the "Parties".

WHEREAS:

Willis desires to purchase from IAE LLC, and IAE LLC desires to sell to Willis, eleven (11) new [*] Spare Engines, and up to four (4) additional [*] Spare Engines, which will be operated by one or more lessees of IAE LLC to support such lessee's [*] family aircraft powered by [*] engines;

Willis desires to purchase from IAE LLC, and IAE LLC desires to sell to Willis, eleven (11) new QEC Kits, and up to four (4) additional new QEC Kits, for the subject Spare Engines; and

The Parties hereby set out the terms on which Willis will purchase the Spare Engines and the QEC Kits from IAE LLC and IAE LLC will sell such Spare Engines and QEC Kits to Willis.

NOW THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. DEFINITIONS

In this Contract, unless the context otherwise requires:

1.1 "Aircraft" means an [*] family aircraft operated by a lessee of IAE LLC.

1.2 "Bill of Sale" means a bill of sale in the form attached as Appendix 7 to this Contract.

1.3 "Certification Authority" means the United States Federal Aviation Administration or "FAA".

1.4 "Delivery Date" means the date set forth in **Error! Reference source not found.** for each Spare Engine, subject to adjustment as set forth therein.

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1.5 “Delivery Location” means [*].

1.6 "Engine Bag” means a new IAE LLC-approved engine moisture and vapour proof storage bag.

1.7 “Engine Stand” means a new IAE LLC-approved engine transportation stand.

1.8 “Parts” has the meaning set forth in the Service Policy.

1.9 “QEC Kit” means serviceable quick engine change kits bearing part number [*] (or equivalent) with the specifications identified in Appendix 5 to this Contract and which excludes the QEC Kit Excluded Parts. The QEC Kit does not include BFE parts and Nacelle parts.

1.10 “QEC Kit Excluded Parts” means the QEC Kit parts that do not form part of the Engine for the purposes of this Contract and that are listed in Appendix 6 to this Agreement.

1.11 “Permitted Affiliates” means, collectively, those parties set forth in Appendix 8 attached hereto, or such other parties as consented to in writing by IAE LLC, such consent not to be unreasonably withheld or delayed; provided, however, that if *(i)* any such party at any time becomes subject to any event described in Sections 7.1.1a-7.1.1d, or *(ii)* IAE LLC is legally prohibited from doing business with such party, then such party shall cease to be a Permitted Affiliate.

1.12 “Spare Engine” means, individually or collectively as the context requires, IAE LLC [*] engines that are the subject of this Contract, described as Standard Equipment as specified in Appendix 1. Each Spare Engine will include a QEC Kit.

1.13 “Spare Engine Part” means any part in a Spare Engine that is manufactured and sold by IAE LLC and delivered new in a Spare Engine.

1.14 “Specification” means the IAE LLC Engine Specifications attached as **Error! Reference source not found.**.

1.15 “Standard Equipment” means any item identified under the Standard Equipment section in the Specification.

2. SPARE ENGINE PURCHASE, PRICE AND PAYMENT

2.1 Spare Engines and QEC Kits purchase from IAE LLC

2.1.1 Subject to Willis’ payment of the Spare Engine Purchase Price, IAE LLC hereby agrees to sell to Willis, and Willis hereby agrees to purchase from IAE LLC, the Spare Engines to be delivered as per the schedule set forth in Appendix 2.

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2.1.2 Each Spare Engine delivery requires one (1) Spare Engine Bag and one (1) Spare Engine Stand. IAE LLC shall provide Willis with an Engine Bag and a Spare Engine Stand, to be delivered with each Spare Engine according to the schedule set forth in **Error! Reference source not found.**.

2.1.3 Subject to Willis' payment of the Spare Engine Purchase Price pursuant to Section 2.2, IAE LLC hereby agrees to sell to Willis, and Willis hereby agrees to purchase from IAE LLC, the QEC Kits to be delivered pursuant to **Error! Reference source not found.**.

2.1.4 IAE LLC may elect to sell up to four (4) additional Spare Engines to Willis after [*], and Willis shall purchase such Spare Engines after such election by IAE LLC, subject to the terms of this Contract, provided that: (i) IAE LLC provides Willis with at least [*] notice prior to the expected delivery date for such additional Spare Engine, and (ii) Willis receives such notice(s) by no later than [*]. Unless otherwise agreed by the Parties, IAE LLC may elect to sell no more than [*] additional Spare Engines in any one calendar month.

2.2 The purchase price for each Spare Engines is the amount set forth in the table below (the "Purchase Price").

EXPRESSED IN JANUARY 2024 UNITED STATES DOLLARS	
ENGINE TYPE	**PURCHASE PRICE**
[*]	[*]
The Purchase Price includes the Engine Stand, Engine Bag and QEC Kit.	

2.2.1 No fewer than [*] prior to each applicable date of Delivery of a Spare Engine, IAE LLC shall invoice and Willis shall pay the Spare Engine Purchase Price in the amount of [*] for each Spare Engine. Such payment shall be paid to and received by IAE LLC on the date that the applicable Spare Engine is available for delivery and subject to satisfaction of all other requirements of this Contract. This payment must be received by IAE LLC prior to transfer of title of the applicable Spare Engine.

2.2.2 [*]

2.2.3 All payments to IAE LLC shall be made by cash wire transfer to the following account unless otherwise instructed by IAE LLC in writing:

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[*]

2.3 Delivery Title and Risk of Loss or Damage

2.3.1 On the Delivery Date for each Spare Engine, Engine Bag and Engine Stand, IAE LLC will transfer title to Willis or its Permitted Affiliate, to be evidenced by delivery of a Warranty Bill of Sale (either physically or electronically) in the form of Appendix 7 attached hereto. Such title transfer of the Spare Engine(s), Engine Bag and Engine Stand shall constitute delivery ("Delivery") of such Spare Engines to Willis. [*] For the avoidance of doubt, IAE LLC shall retain risk of loss of the Spare Engines throughout the Delivery.

2.3.2 IAE LLC will provide Willis with the Spare Engine serial number no later than [*] prior to the Delivery Date.

2.4 Conditions Precedent for IAE

Without prejudice to Article 7, IAE LLC's obligation to deliver, or cause to be delivered, the Spare Engine(s), Engine Bag(s), and Engine Stand(s) and the QEC Kit(s) is subject to the nonexistence of the following events, the existence of which will excuse IAE LLC from delivering, or causing to be delivered, the Spare Engine(s), Engine Bag(s), or Engine Stand(s) or the QEC Kit(s) until such time as the event is cured (provided that such event is capable of being cured):

2.4.1 a continuing event of default (taking into account any applicable grace period) by Willis in any payment due under this Contract (including any Appendix or amendments hereto); or

2.4.2 any event that is a Termination Event (as defined below) or would constitute a Termination Event, but for lapse of time, has occurred and is continuing.

2.5 Closing

2.5.1 Date of Closing. IAE LLC and Willis will use commercially reasonable efforts to cause the sale of each Spare Engine to occur on the scheduled Closing date.

2.5.2 Closing. For each Spare Engine, upon the satisfaction or waiver, each as confirmed by Willis, of each of the conditions precedent set forth in Section 2.4 with respect to such Spare Engine (other than receipt of the Bill of Sale), and upon the satisfaction or waiver, each as confirmed by IAE LLC, of each of the conditions precedent set forth in Section 2.4 with respect to such Spare Engine (other than receipt of the Acceptance Certificate), Willis will execute and deliver the Acceptance Certificate for the Spare Engine to IAE LLC in escrow and IAE LLC will execute and deliver the Bill of Sale for the Engine to Buyer in escrow. Upon

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IAE LLC's receipt of the Spare Engine's Purchase Price (which confirmation will be given promptly upon receipt, and in no event later than the same Business Day), the Bill of Sale and the Acceptance Certificate for the Spare Engine will be automatically released from escrow at such time (each, a "Closing").

2.6 Documentation, Inspection and Acceptance

2.6.1 IAE LLC will ensure that the Spare Engines conform to the Specification through the maintenance of procedures, systems and records approved by the Certification Authority, and that a duly signed FAA-issued Authorized Release Certificate (FAA Form 8130-3, Airworthiness Approval Tag) or Certificate of Conformity (as the case may be) is issued for such purposes.

2.6.2 The Spare Engines will be accompanied by all of its related documentation on the Delivery Date. When Willis is set up as an IAE LLC customer, as soon as practicable, *(i)* within [*] for a preliminary version and *(ii)* within [*] for the final version, in each case following Delivery, the VSL Report link within the IAE LLC customer portal will be uploaded with an electronic copy of all such documentation.

2.6.3 If Willis refuses, is unable to accept, or otherwise hinders delivery, or if IAE LLC at Willis' written request agrees to delay delivery of any Spare Engine, Willis will nevertheless pay to IAE LLC or cause IAE LLC to be paid as if, for the purposes of payment only, such undelivered Spare Engine had been Delivered on the Delivery Date. Willis will also pay to IAE LLC such reasonable sums as IAE LLC may require for storing, maintaining and insuring such undelivered Spare Engine from the Delivery Date until the date that Willis takes delivery of such Spare Engine.

3. ENGINE [*]

3.1.1 [*]

3.1.2 [*]

3.1.3 [*]

3.1.4 [*]

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4. WARRANTIES, AND SERVICE POLICIES

4.1 Warranties and Service Policies for the [*] Engine

IAE LLC will provide Willis the benefits of the Warranties and Service Policies, which is attached as **Error! Reference source not found.**, and LLP Life Assurance Plan (as previously provided) for the Spare Engines.

4.2 Warranties for the QEC Kits

IAE LLC hereby warrants to Willis that, at the time of delivery of the QEC Kit, IAE LLC will transfer to Willis good, legal, and merchantable title to the QEC Kit, free and clear of any and all security interests, liens, claims, charges or other encumbrances.

4.3 Disclaimer of Additional Warranties for QEC Kits

IAE LLC makes no warranty and disclaims all liability for goods, whether supplied by IAE LLC or not, that were not originally manufactured by or on behalf of IAE LLC, though IAE LLC will, make available to Willis the benefit of any warranty provided by such original manufacturer.

5. RESERVED

6. SALE AND PART OUT

6.1 Right of First Refusal

With respect to each Spare Engine, for a period of [*] from the manufacture date of such Spare Engine, In the event Willis decides to transfer, sell, or otherwise dispose of any Spare Engine that is the subject of this Contract in an arm's length transaction to an independent third party, Willis agrees to grant IAE LLC the right of first refusal to purchase such Spare Engine at the price and upon substantially the same payment terms offered by the third party. Upon receipt of any bona fide offer, Willis will notify IAE LLC in writing of the price and terms, and IAE LLC will respond to this notice within [*] after receipt thereof, indicating whether IAE LLC desires to exercise its rights hereunder. For purposes of this Section 6.1, a sale to an independent third party shall not include a sale by Willis to *(i)* [*]; provided, however, any such sale agreement with *(i)* or *(ii)* will grant IAE LLC the right of first to refusal to purchase such Spare Engine, consistent with the terms of this Section 6.1, in the event the Spare Engine is subsequently offered to be sold in an arm's length transaction to an independent third party.

6.2 Covenant Against Spare Engine Part-Out

Willis further agrees that the Spare Engines are for the sole purpose of supporting Willis' engine leasing business through the loan or lease of such Spare Engines to Willis'

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customers and that Willis *(a)* will not disassemble any such Spare Engine into parts to be used or sold separately, and *(b)* will ensure that any agreement with its customers will prohibit the disassembly of such Spare Engine into parts to be used or sold separately and will include IAE LLC as a third party beneficiary of such prohibition. This Section 6.2 applies with respect to each Spare Engine, for a period of [*] from the manufacture date of such Spare Engine.

Willis's failure to comply with this Article 6 is a material breach of this Contract.

7. EVENTS OF DEFAULT AND TERMINATION

7.1 Termination Events

7.1.1 Each of the following constitutes a "Termination Event" under this Contract:

a. Willis commences any case, proceeding or action with respect to it or its property in any jurisdiction relating to bankruptcy, insolvency, reorganization, dissolution, liquidation, winding-up, or otherwise relating relief from or readjustment of any of its debts or obligations (excluding refinancing of its debt facilities); or

b. Willis seeks the appointment of a receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets, or makes a general assignment for the benefit of its creditors; or

c. Willis otherwise becomes subject to any case, proceeding or action of the type referred to in Sections 7.1.1a or 7.1.1b that is not stayed, dismissed or discharged within [*] of the filing thereof; or

d. An action is commenced against Willis seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets that is not stayed, dismissed or discharged within [*] of the filing thereof; or

e. Willis's failure to pay when due any amount owed hereunder within [*] following such due date; or

f. Willis's breach of Section 7.1 or Section 8.1, or a material breach of any other provision hereunder.

7.1.2 This Contract will automatically terminate upon the occurrence of any Termination Event specified in Sections 7.1.1a through 7.1.1d above, upon which time all amounts then outstanding hereunder and which Willis is obligated to pay hereunder will become immediately due and payable to IAE LLC, in addition

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to any and all other remedies available to IAE LLC under applicable law. Upon the occurrence of any other Termination Event, IAE LLC may, at its option, exercise any and all remedies available to it under applicable law, including, without limitation, the right by written notice, effective immediately, to unilaterally terminate this Contract, upon which time all amounts then outstanding hereunder and which Willis is obligated to pay hereunder will become immediately due and payable to IAE LLC. In the event of any Termination Event, all payments previously made by Willis hereunder are non-refundable.

7.2 Effect of Termination

Upon the expiration or termination of this Contract, all rights and obligations of the Parties, including without limitation IAE LLC's obligation to deliver goods not yet delivered, will terminate. Notwithstanding the foregoing, any liabilities and obligations (including payment obligations and the Warranties) that have accrued and have not been previously paid, executed or discharged prior to expiration or termination will survive.

8. COMPLIANCE WITH LAW, GOVERNING LAW AND FORUM

8.1 Compliance with Export/Import Laws and Regulations

8.1.1 The Parties agree to comply with any and all applicable export, import, sanctions and U.S. anti-boycott laws, regulations, orders and authorizations that apply to their respective activities and obligations set forth in this Contract (collectively "Export Laws"), including but not limited to the International Traffic in Arms Regulations (22 CFR 120-130) ("ITAR"), the Export Administration Regulations (15 CFR 730 et seq.) ("EAR") and any regulations and orders administered by the Treasury Department's Office of Foreign Assets Control Regulations (31 CFR Chapter V). Nothing in this Contract shall be construed as requiring a Party to perform an obligation that is noncompliant with any Export Laws. Furthermore, any Party that receives any technology, commodity, technical data, software, goods and services (including products derived from or based on such technical data) information or any other item subject to any applicable Export Laws, shall adhere to and comply with those laws, regulations, orders and authorizations.

8.1.2 The Parties shall use best efforts to apply for, obtain, comply with and maintain all export, re-export, and transfer authorizations, including approvals, consents, licenses, agreements, registrations and other authorizations (collectively “Export Licenses”) that are required or may be required to perform the activities and obligations set forth in this Agreement. No ITAR regulated items, technical data, or defense services will be provided without obtaining the proper authorization

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or Export Licenses. Upon IAE LLC’s request, Willis shall, without delay, provide any information and documentation requested by IAE LLC in support of its Export Licenses applications or compliance activities, including import certificates and end-user statements.

8.1.3 Prior to the transfer of any U.S. origin technical data, item or document, controlled by the EAR or ITAR, the transferring Party shall provide to the receiving Party the Export Control Classification Number (ECCN) or the ITAR category of such technical data and shall clearly indicate such on the technical data, item or document.

8.1.4 The Parties to this Contract shall not knowingly or unknowingly divert or cause to be diverted, any commodities, technical data, software, goods and services (including products derived from or based on such technical data) subject to the Export Laws to any (i) person, (ii) entity, (iii) country or (iv) any entity located or incorporated in a country, that is on any denied party list or list of sanctioned countries, pursuant to either the Export Laws or any other applicable governing regulations.

8.1.5 If ITAR or EAR controlled technical data or items are transferred to a U.S. entity, then that entity must only allow access to that technical data or items by the following personnel: (i) U.S. citizens, or (ii) U.S. permanent resident alien, or (iii) who have U.S. protected individual status as defined by 8 USC 1324b(a)(3), or (iv) who are working under a valid U.S. export authorization. Upon request of the transferring Party, the receiving Party shall provide appropriate documentation evidencing the aforementioned requirements.

8.1.6 The Parties shall not export, re-export, transfer, disclose or otherwise provide physical or electronic access to technical data controlled under the Export Laws to any person (including unauthorized third-party information technology (“IT”) service providers) not authorized to receive said technical data under existing Export Laws and/or Export Licenses.

8.1.7 Neither Party shall modify or divert the other Party's commodities, technical data, software, goods and services (including products derived from or based on such technical data) subject to the Export Laws to any military application, unless (i) such Party receives advance, written authorization from the other Party and (ii) such modification or diversion is done in compliance with all applicable Export Laws. Neither Party shall modify or divert the other Party's commodities, technical data, software, goods and services (including products derived from or based on such technical data) subject to the Export Laws to any military application or other end-use prohibited by applicable Export Laws.

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8.1.8 Willis represents that it is aware that all sales and distribution of IAE LLC's Products, which include all tangible items and related software, technology or services (together "Products and Services"), may constitute an export, re-export, or retransfer of such Products and Services. Willis certifies that such sales and distribution will be conducted in accordance with applicable Export Laws, which may require prior approval and/or prohibit transactions with sanctioned countries/regions or designated parties/entities/individuals. Willis shall not sell, transfer, export, or re-export the Products and Services, or provide any warranty, repair, replacement, or guarantee services for end-use in Cuba, Iran, North Korea, Russia, and/or Syria.

8.1.9 The United States ("U.S.") restricts the export, re-export, or transfer of certain U.S. controlled items under the U.S. Department Commerce Control List to military end-users and for certain military end-uses in countries identified in 15 C.F.R. § 744.21 of the U.S. EAR, as amended from time to time. Additionally, the United States maintains an embargo, comprehensive sanctions or strict export controls for certain countries and regions that would likewise require a license for the export, re-export or transfer of certain items; including those countries and regions identified in country groups E:1 and E:2 of 15 C.F.R. Part 740 Supplement 1 of the EAR and as of the execution date of this Contract are Cuba, Iran, North Korea, Syria as well as those countries or regions identified in 15 C.F.R. §§ 746.6 or 746.8 of the EAR, the whole as amended from time to time.

Notwithstanding any other provision in this Contract, Willis shall notify IAE LLC of any actual or proposed export, re-export, or transfer to (i) a known military end-user or for a known military end-use of the Engines or Products and Services by any country for which military end-use or military end-user restrictions apply, as detailed in 15 C.F.R. § 744.21 of the EAR, as amended from time to time; and/or (ii) Cuba, Iran, North Korea, Syria or any country or region identified in country groups E:1 and E:2 of 15 C.F.R. Part 740 Supplement 1 of the EAR or 15 C.F.R. §§ 746.6 or 746.8 of the EAR, as amended from time to time.

Such notification shall be done in accordance with the Notices section of this Contract.

Consistent with the requirement to abide by all applicable Export Laws, and for the avoidance of doubt, IAE LLC shall not be obligated to deliver, to support, or to perform in any way if it is determined by IAE LLC that (i) such delivery, support, or performance would be inconsistent with applicable Export Laws, including those referenced above; or (ii) the Engine or any Products and Services

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have been or will be used for an end use or by an end user described in this Section 7.1.9.

8.2 Governing Law and Forum

8.2.1 This Contract is governed by and construed and enforced in accordance with the substantive laws of the State of New York, United States of America, without regard to principles of conflicts of law. The United Nations Convention of Contracts for the International Sale of Goods shall not apply.

8.2.2 [*]

8.2.3 [*]

8.2.4 Each Party will comply with all applicable United States of America laws, rules and regulations in exercising its rights and performing its obligations hereunder.

8.2.5 The Parties agree that all controversies, disputes, claims, differences or matters that arise from this Contract and any arbitration that arise thereof are subject to the provisions set forth in Section 9.4.

9. MISCELLANEOUS

9.1 Delay in Delivery

9.1.1 If IAE LLC is hindered or prevented from performing any obligation hereunder, including but not limited to delivering any Spare Engine or QEC Kit by its Delivery Date by reason of:

a. any cause beyond the reasonable control of IAE LLC, or

b. fires, industrial disputes or introduction of essential modifications (*(a)* and *(b)* together, "Force Majeure");

the Delivery Date will be extended by a period equal to the period for which delivery was so hindered or prevented, and IAE LLC will have no liability whatsoever in respect of such delay. Notwithstanding the foregoing, If IAE LLC is hindered or prevented, or if IAE LLC determines that it will be hindered or prevented, from Delivering any Spare Engine or QEC Kit to Willis due to Force Majeure for a period longer than the earlier to occur of *(a)* [*] after the Delivery Date set forth in **Error! Reference source not found.**, both Parties shall meet to discuss in good faith an extension of the applicable Delivery Date or another amendment to this Contract. If the Parties do not agree on such extension or amendment, then Willis shall be entitled to terminate its obligation to purchase the Spare Engine(s) or QEC Kit(s) affected by such Force Majeure Delay, with immediate effect and without judicial recourse, by giving IAE LLC a written notice

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of its intention to do so, without liability resulting from such Force Majeure Delay for either Party.

9.1.2 If, by reason of any of the causes set forth in Section 9.1.1 above, IAE LLC is hindered or prevented from delivering any goods (including any Spare Engines or the QEC Kits) to purchasers (including Willis), then IAE LLC shall have the right to allocate, in good faith and in its own discretion, such goods as they become available among all such purchasers and IAE LLC shall have no liability whatsoever to Willis for any delay in delivery resulting from such allocation. The Delivery Date will be extended by a period equal to the period of delay resulting from such allocation by IAE LLC.

9.1.3 If IAE LLC is hindered or prevented from Delivering any Spare Engine or QEC Kit to Willis due to a reason other than Force Majeure for a period longer than of [*] after the Delivery Date set forth in **Error! Reference source not found.**, both Parties shall meet to discuss in good faith an extension of the applicable Delivery Date or another amendment to this Contract. If the Parties do not agree on such extension or amendment, then Willis shall be entitled to terminate its obligation, at its option, to purchase either *(i)* the Spare Engine(s) or QEC Kit(s) affected by such Inexcusable Delay, or *(ii)* any undelivered Spare Engine(s) or QEC Kit(s) remaining under the Contract, with immediate effect and without judicial recourse, by giving IAE LLC a written notice of its intention to do so, without liability resulting from such Inexcusable Delay for either Party.

9.2 Patents

9.2.1 Subject to the conditions set forth in this Section 9.2 and as the sole liability of IAE LLC in respect of any claims for infringement of intellectual property rights, IAE LLC will indemnify Willis against any claims alleging that the use of the Spare Engines by Willis within any country subject to Article 27 of the Convention on International Civil Aviation of 7th December 1944 (The Chicago Convention) at the date of such claim infringes any patent, design, or model duly granted or registered. Notwithstanding the foregoing, IAE LLC will not incur any liability to Willis for any consequential damages or any loss of use of any Spare Engine or of the Aircraft on which a Spare Engine is installed arising directly or indirectly as a result of such claim.

9.2.2 Willis will promptly give IAE LLC written notice of any infringement claim whereupon IAE LLC will have the right in its sole discretion to assume the defense of, or dispose or settle such claim at its own expense. Willis will assist IAE LLC in all reasonable respects in connection with IAE LLC's defense, disposition or settlement of such claim. Willis will not perform any act or

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omission that may directly or indirectly prejudice IAE LLC in connection with the matters set forth in this Section 9.2.

9.2.3 IAE LLC may, at its discretion, provide a substantially equivalent non-infringing Spare Engine of equal or greater value in substitution for any alleged infringing Spare Engine.

9.2.4 Section 9.2.1 will not apply to claims for infringement in respect of *(i)* any good manufactured to the specific design instructions of Willis; *(ii)* any good not designed, manufactured or supplied by IAE LLC (IAE LLC will in the event of any claim for infringement assign to Willis the benefits of any indemnity given to IAE LLC by the designer, manufacturer or supplier of such good to the extent IAE LLC has the right to do so); *(iii)* the manner or method in which any Spare Engine is installed on an Aircraft; or *(iv)* any combination of a Spare Engine with any other item or items other than an Aircraft.

9.3 Right of Setoff

IAE LLC reserves its right to set off any credits issued to Willis under the Spare Engine Warranties against any of Willis's outstanding payment obligations to IAE LLC under this Contract or any other agreement solely between IAE LLC and Willis.

9.4 Non-Disclosure and Non-Use

9.4.1 Subject to Section 9.4.3 below, Willis agrees to not disclose to any third party (other than the Permitted Affiliates in connection with the potential or actual assignment of this Contract, together with Willis's or such Permitted Affiliates' employees, directors, officers, financiers and professional advisers, provided that each such person or entity has a need to know and further provided that each such person or entity is bound by non-disclosure requirements at least as restrictive as those contained herein) any Information that it acquires directly or indirectly from IAE LLC and agrees not to use the same other than for the purpose for which it was disclosed, or to the extent permitted under Section 9.4.5, without the written approval of IAE LLC. For purposes of this Section 9.4, "Information" includes but is not limited to all oral or written information, know-how, data, reports, drawings and specifications, and all provisions of this Contract.

9.4.2 Willis is responsible for the observance of the provisions of Section 9.4.1 above by its employees, professional advisers, and any parties to which Willis discloses Information in accordance herewith.

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9.4.3 Section 9.4.1 above does not apply to information that is or becomes generally known in the aero engine industry nor prevent disclosure of Information solely to the extent necessary for Willis to lease, sell or maintain the Spare Engine (i.e. Spare Engine records).

9.4.4 Willis will obtain and maintain at all times all required authorizations, including without limitation all export licenses, import licenses, exchange permits and any other governmental authorizations required in connection with the transactions contemplated under this Contract. Willis will restrict disclosure of any and all Information in obtaining such licenses, permits, or authorizations. Willis will ship, deliver or otherwise convey, as applicable, the Spare Engines and Information only to those destinations permitted under such licenses, permits, or authorizations.

9.4.5 If Willis is required to disclose any Information through a valid governmental, judicial or regulatory agency order, including any applicable stock exchange rules, Willis will: *(i)* provide IAE LLC with prompt written notice of such requirement, together with a full and complete copy of such governmental, judicial or regulatory agency order, so that IAE LLC may seek a protective order or any other remedy, or waive compliance with the terms of this Contract to the extent necessary to allow Willis to comply with such governmental, judicial or regulatory agency order; and *(ii)* take all available actions to resist or narrow the required disclosure to only such Information as is specifically required to respond to such order, and to maintain the confidentiality of all such other undisclosed Information to the fullest extent permitted by law. If Willis is required to disclose this Contract as a "material definitive agreement" under Securities and Exchange Commission ("SEC") regulations, the Parties agree as follows, in each case, to the extent permitted by such regulations and any determination of the SEC: *(i)* in its 8-K filing, Willis will not disclose the Spare Engine models that are the subject of this Contract and will only disclose the extended list price of all of the Spare Engines, and *(ii)* with respect to the 10-Q filing that will attach this Contract, Willis will allow IAE LLC to provide, and will consider, its determination of what portions of the Contract can be redacted and filed separately with the SEC provided that such determination is provided in a timely manner.

9.5 Taxes

9.5.1 [*]

9.5.2 [*]

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9.5.3 [*]

9.6 Amendment

This Contract may be amended only by written agreement by the Parties.

9.7 Assignment

Willis may not assign this Contract or any of its obligations hereunder, whether in whole or part, without the prior written consent of IAE LLC. Notwithstanding the foregoing, Willis may, upon prior written notice to IAE LLC, assign this Contract or any of its obligations hereunder, whether in whole or part, to any Permitted Affiliate(s), without the prior written consent of IAE LLC.

IAE LLC may, without recourse, assign this Contract or any of its rights and/or delegate any of its obligations hereunder *(a)* to any subsidiary or affiliate of IAE LLC or United Technologies Corporation, or *(b)* in connection with any merger, consolidation, reorganization, or voluntary sale or transfer of its assets; provided that such assignee and/or delegate is: *(i)* solvent at the time of such transfer; and *(ii)* to the extent required by law, authorized by the applicable regulatory authorities to perform or procure the performance of all obligations being delegated and/or assigned.

Any assignment made in violation of this Section 9.7 will be null and void.

9.8 Severability and Invalidity

If any provision of this Contract or the application thereof to either Party is or becomes invalid, illegal or unenforceable to any extent, the remainder of this Contract and the application thereof will not be affected and will be enforceable to the fullest extent permitted by law.

9.9 Appendices

In the event of any unresolved conflict or discrepancy between the Appendices (which are hereby expressly made a part of this Contract) and the terms contained within the body of this Contract, the terms contained within the body of this Contract will control.

9.10 Headings

The Article or Section headings and the Table of Contents are for informational purposes only, do not form a part of this Contract, and shall not govern or affect the interpretation of this Contract.

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9.11 Notices

Except as expressly agreed in this Contract, all notices hereunder will be in English and sent by certified mail or recognized international carrier to:

In the case of IAE LLC:

International Aero Engines, LLC
400 Main Street
Mail Stop [*]
East Hartford, Connecticut 06118
United States of America
Attention: Chief Legal Officer
Email: [*]

In the case of Willis:

Willis Lease Finance Corporation
60 East Sir Francis Drake Blvd., Suite 209
Larkspur, California 94939
Attention: General Counsel
Email: [*]

or in each case to such other address as may be notified from time to time by either Party in accordance with this Section 9.11.

9.12 Exclusion of Other Provisions and Previous Understandings

9.12.1 This Contract (including all Appendices) expresses the complete and exclusive agreement of the Parties relating to the subject matter hereof and applies to the exclusion of all other provisions on or attached to or otherwise forming part of any order form of Willis, or any acknowledgment or acceptance by IAE LLC, or of any other document relating to the subject matter hereof.

9.12.2 Neither Party has relied on any representations, agreements, statements or understandings made prior to the execution of this Contract, whether orally or in writing, relating to the subject matter hereof, other than those expressly incorporated in this Contract. This Contract represents the entire agreement between the Parties relating to the subject matter hereof and supersedes all prior representations, agreements, statements and understandings.

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9.13 No Construction Against Drafter

This Contract has been the subject of negotiation between the Parties. If an ambiguity or question of intent arises with respect to any provision herein, this Contract will be construed as if drafted jointly by IAE LLC and Willis and no presumption or burden of proof will arise favoring or disfavoring either Party by virtue of authorship of any of the provisions of this Contract.

9.14 Technical Training

IAE LLC will credit Willis's account with the IAE-designated customer training center in East Hartford, Connecticut ("CTC"), at no charge, an amount equal to [*] of technical training for each Spare Engine Delivered (the "Training Credits"). The Training Credits may be used towards any [*] related training courses detailed in CTC's training catalog. As used herein, "Student-Days" equals the number of students multiplied by the number of class days. All training credits provided under this Section 9.14 must be taken within [*] after delivery of the last Spare Engine. Additionally, any remaining training credits related to the previous purchase of [*] engines can also be used for [*] related training at Willis' option.

9.15 International Registry

IAE LLC acknowledges and agrees that it will cooperate with Willis in order to register the Warranty Bill of Sale for each Spare Engine delivered under this Contract as a Contract of Sale on the International Registry within forty-eight (48) hours following the transfer of title of each Spare Engine.

9.16 Acceptance, Execution and Enforceability

This Contract is available for the Parties' consideration until [*]. If the foregoing is acceptable to Willis, please indicate such acceptance by having an authorized official of Willis sign in the designated space below and return via email to [*]. After acceptance by IAE LLC, IAE LLC will return an electronic copy of the fully executed Contract to Willis, with one (1) fully executed duplicate original to Willis' address listed in Section 9.11. The Parties agree that facsimile, electronic, or PDF signatures will be deemed to be of the same force and effect as documents signed with a wet ink signature.

9.16 The price allocable hereunder to any goods or services alleged to be the cause of any loss or damage to Willis will be the total ceiling limit on the liability of IAE LLC, its majority member, and their respective subsidiaries or affiliates, whether founded in statute, contract, tort (including negligence), or strict liability, or any other theory, arising out of or resulting from: *(a)* this Contract or the performance hereunder or breach hereof; or *(b)* the design, manufacture, delivery, sale, furnishing, replacement, or use of any goods or maintenance services sold by IAE LLC. In no event will IAE LLC, its majority member,

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and their respective subsidiaries or affiliates, have any liability for any indirect, incidental, special, consequential, or punitive damages. [*]

This Contract may be executed in one or more counterparts, each of which will be considered an original but all of which together constitute one and the same instrument.

Upon mutual execution, this document will become an enforceable contract.

IN WITNESS WHEREOF, the Parties have caused this Contract to be duly executed as of the date first entered above and deem that it is executed in the State of Connecticut.

INTERNATIONAL AERO ENGINES, LLC

By: /s/ Erin L. McGarry

Name: Erin L. McGarry

Title: Sr. Director, Global Leasing and Cargo

WILLIS LEASE FINANCE CORPORATION,
FOR ITSELF AND AS SERVICER

By: /s/ Austin C. Willis

Name: Austin C. Willis

Title: Chief Executive Officer

IAE LLC Proprietary - Subject to the Restrictions on the Front Page
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